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Parsons Announces New Chief Human Resources Officer

CHANTILLY, Va. (March 17, 2026) — Today, Parsons Corporation (NYSE: PSN) announced a planned transition in its human resources function leadership, promoting Soo Lagasse to chief human resources officer (CHRO), effective April 1, 2026. Lagasse, who currently serves as senior vice president of global talent acquisition and mobility at Parsons, succeeds Susan Balaguer, who notified Parsons’ CEO and board of directors of her intent to retire this spring. Balaguer will remain with Parsons through the end of May to ensure a seamless transition.

“Susan Balaguer transformed Parsons’ human resources enterprise over the last four and a half years and set it on a trajectory to ensure we truly exemplify our People First culture,” said Carey Smith, Parsons’ chair, president, and chief executive officer. “From aligning our benefits programs to enhancing our leadership development curriculum, Susan’s focus on a positive employee experience moved Parsons forward. A highlight of her tenure was the momentum we garnered in recruiting and retention, achieving hiring records and attrition goals year over year. As our global talent acquisition leader, Soo Lagasse was central to that success. Soo is a proven business executive with a track record of transforming talent functions into strategic business partners. I look forward to welcoming her to our executive leadership team, and to the continued growth momentum she will bring as our new human resources leader.”

Lagasse joined Parsons in 2021, bringing three decades of experience from across the government contracting industry to the company. At Parsons, she led the successful overhaul of the global talent acquisition enterprise that resulted in multiple record hiring quarters for the company. Lagasse expanded the company’s university and intern programs, bringing in a record number of interns globally, enhanced the company’s global mobility enterprise to ensure best-in-class global capabilities, and implemented technologies and platforms to ensure data-driven workforce planning. Prior to Parsons, Lagasse led global talent acquisition and human resources programs and served in capacities across the talent functions at multiple publicly traded companies.

“I’m honored to be named chief human resources officer, and to continue to serve at Parsons alongside some of the finest human resources professionals in industry,” said Lagasse. “Parsons is truly a People First company, and I’m humbled by the opportunity to ensure that we’re doing everything we can to prioritize our people and to build programming that drives the continued success of our mission-driven workforce.”

Susan Balaguer retires after nearly five years with the company where she was charged with advancing and modernizing the company’s human resources enterprise. Balaguer worked tirelessly to harmonize the company’s benefits programs, build out an employee experience function, develop the company’s employee value proposition, strengthen talent acquisition strategies, and align the function as a growth-focused business partner, achieving record results at a pivotal time in Parsons’ growth trajectory.

About Parsons

Parsons (NYSE: PSN) is a leading disruptive technology provider in the national security and global infrastructure markets, with capabilities across cyber and electronic warfare, space and missile defense, transportation, water and environment, urban development, and critical infrastructure protection. Please visit Parsons.com and follow us on LinkedIn to learn how we’re making an impact.

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